As filed with the Securities and Exchange Commission on March 9, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Forbes Energy Services Ltd.

(Exact name of registrant as specified in its charter)

Texas	98-0581100	1389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)

3000 South Business Highway 281

Alice, Texas 78332

(Address of principal executive offices)

FORBES ENERGY SERVICES LTD. INCENTIVE COMPENSATION PLAN

(Full title of the plan)

John E. Crisp

Chairman, President and Chief Executive Officer

3000 South Business Highway 281

Alice, Texas 78332

(361) 664-0549

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

R. Clyde Parker, Jr., Esq.

Winstead PC

24 Waterway Avenue, Suite 500

The Woodlands, Texas 77380

(281) 681-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.04 par value per share	2,279,175	$7.58	(2)	$17,276,147	(2)	$1,979.85
	698,325	$6.42	(3)	$4,483,247	(3)	$513.78
Series A Preferred Stock Purchase Rights(4)	—	—		—		—
Total	—	—		—		$2,493.63

(1)	Pursuant to Rule 416, this registration statement is deemed to include additional shares of common stock issuable under the terms of the Forbes Energy Services Ltd. Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar increase or decrease in the number of the registrant’s common stock issued and outstanding.

(2)	Options to purchase 2,279,175 shares of common stock have been granted under the Plan at the date hereof. The weighted average exercise price of the outstanding options is $7.58. The proposed maximum aggregate offering price for those shares is determined in accordance with Rule 457(h)(i) under the Securities Act of 1933, as amended, based on the weighted average exercise price of the options.

(3)	A total of 698,325 shares of common stock remain available for issuance under the Plan. The proposed maximum offering price is determined in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Market on March 5, 2012.

(4)	Four Series A Junior Participating Preferred Stock purchase rights are attached to each share of common stock. These purchase rights will not be evidenced or traded separately from our common stock until the occurrence of a triggering event under the Plan.

EXPLANATORY NOTE

Forbes Energy Services Ltd., or the Registrant, has filed this Registration Statement to register under the Securities Act of 1933, as amended, or the Securities Act, the offer and sale of 2,977,500 shares of common stock of the Registrant, par value $0.04 per share, under the Registrant’s Incentive Compensation Plan, or the Plan. This share number reflects the impact of the amendment to the Plan adopted by the Registrant’s shareholders on June 27, 2011, which increased the maximum number of shares of common stock issuable under the Plan by 1,672,500 (as adjusted for the share consolidation discussed below). Further, this number also reflects the four-to-one consolidation of its common stock effected on August 12, 2011, whereby each four shares of common stock, par value $0.01 per share were consolidated into one share of common stock, par value $0.04. This share consolidation was done in connection with the Company’s conversion from a Bermuda exempt company to a Texas corporation. The Registrant’s Incentive Compensation Plan automatically adjusted, pursuant to the terms thereof, to take into account this share consolidation. All share information in this Registration Statement has been adjusted to show the impact of this share consolidation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant, hereby incorporates by reference in this registration statement the following documents previously filed by the Registrant with the Commission:

(1) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended on September 30, 2011;

(2) the Registrant’s Current Reports on Form 8-K filed with the Commission on August 18, August 19, September 15, October 17, November 14, December 13, December 19 and December 28, 2011 and January 18, 2012;

(3) the Registrant’s Registration Statement on Form S-4/A (File No. 333-170741) filed with the Commission on August 10, 2011 and the Post-Effective Amendment to such Registration Statement filed with the Commission on October 11, 2011; and

(4) the Registrant’s Registration Statement on Form 8-A (File No. 001-35281) filed with the Commission on August 12, 2011, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock and related Series A Preferred Stock Purchase Rights, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Texas Business Organization Code, which governs the Registrant after it recently discontinued its existence in Bermuda and converted into a Texas corporation, or the Texas Conversion, provides that a corporation is permitted to provide indemnification by certificate of formation or bylaw provision, resolution of the shareholders or directors, agreement, or otherwise, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a governing person, former governing person, or delegate, who was, is, or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in any other case, that his conduct was not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

The bylaws of the Registrant provide that the Registrant shall indemnify to the fullest extent permitted by Texas law its directors and officers, or former directors and officers, or any person who serves or served at the request of the Registrant as a director or officer (or as a trustee of an employee benefit plan or in any other capacity approved for this purpose by the board of directors or any committee thereof) of the Registrant or any of its subsidiaries or other affiliates. the Registrant remains obligated on any indemnification obligations with respect to directors and officers of the Registrant arising prior to the Texas Conversion.

The limited liability company agreement of Forbes Energy Services LLC provides its officers and directors with the maximum indemnification provisions permitted under Delaware law. Section 108 of the Delaware Limited Liability Company Law, or Delaware law, empowers a Delaware limited liability company to indemnify any member or manager or other person from and against any and all claims and demands whatsoever. In addition, Delaware case law provides broad discretion to a limited liability company to provide advancement or insurance in respect of such indemnification.

The above discussion of the Texas Business Organization Code and of the Registrant’s certificate of formation and bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the certificate of formation and the bylaws.

We have a directors’ and officers’ liability insurance policy that covers indemnification of directors and officers and individual directors and officers in certain circumstances. The policy has a $5 million coverage limit and indemnification deductibles apply. In addition, both Forbes Energy Services Ltd. and Forbes Energy Services LLC have entered into indemnification agreements with each of their respective directors and officers for liabilities and costs in respect of any action or suit against them in connection with the execution of their duties, subject to customary limitations prescribed by applicable law. These agreements, among other things, would indemnify such directors and officers for certain expenses (including advancing expenses for attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or on our behalf, arising out of such person’s services as a director or officer of us, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alice, Texas, on March 9, 2012.

FORBES ENERGY SERVICES LTD.

By:	/s/ John E. Crisp
John E. Crisp
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Forbes Energy Services Ltd., do hereby constitute and appoint John E. Crisp and L. Melvin Cooper and each of them our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, including specifically, but without limitation, power and authority to sign for us or any of us in names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Crisp (John E. Crisp)	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	March 9, 2012

/s/ L. Melvin Cooper (L. Melvin Cooper)	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	March 9, 2012

/s/ Charles C. Forbes (Charles C. Forbes)	Executive Vice President, Chief Operating Officer and Director	March 9, 2012

/s/ Dale Bossert (Dale Bossert)	Director	March 9, 2012

/s/ Travis H. Burris (Travis H. Burris)	Director	March 9, 2012

/s/ Janet L. Forbes (Janet L. Forbes)	Director	March 9, 2012

/s/ William W. Sherrill (William W. Sherrill)	Director	March 9, 2012

INDEX TO EXHIBITS

Exhibit	Description of Exhibit

4.1	Certificate of Formation of Forbes Energy Services Ltd. (including the certificates of designation for the Company’s Series A Preferred Stock and Series B Preferred Stock attached as appendices thereto) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed August 12, 2011, File No. 001-35281).

4.2	Amended and Restated Bylaws of Forbes Energy Services Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A filed August 12, 2011, File No. 001-35281).

4.3	Rights Agreement dated as of May 19, 2008 between Forbes Energy Services Ltd. and CIBC Mellon Trust Company, as Rights Agent, which includes as Exhibit A the Certificate of Designation of Series A Junior Participating Preferred Shares, as Exhibit B the form of Right Certificate and as Exhibit C the form of Summary of Rights to Purchase Shares (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-4 filed November 19, 2010, File No. 333-170741).

4.4	Specimen Certificate for the Company’s common stock, $0.04 par value (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A filed August 12, 2011, File No. 001-35281).

*5.1	Opinion of Winstead PC

23.1	Consent of Counsel (included in Exhibit 5.1)

*23.2	Consent of BDO USA, LLP.

*23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in signature pages to this Registration Statement)

99.1	Forbes Energy Services Ltd. Incentive Compensation Plan effective May 19, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4/A filed June 27, 2008, File No. 333-150853).

99.2	Amendment to 2008 Incentive Compensation Plan (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4/A filed on August 8, 2011, File No. 333-170741).